UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2005

Charles River Laboratories International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15943	06-1397316
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

251 Ballardvale St., Wilmington, Massachusetts		01887
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-658-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

a) 2004 Bonus Awards

On February 3, 2005, the Compensation Committee of the Board of Directors of Charles River Laboratories International, Inc. (the "Company"), approved awards for certain key employees, including the named executive officers under the Company’s Executive Incentive Compensation Plan (the "EICP") for 2004. The named executive officers will receive the following cash bonuses:

James C. Foster $994,482
Chair, President and CEO

Real H. Renaud $324,546
Executive Vice President

Thomas F. Ackerman $248,620
Sr. Vice President and Chief Financial Officer

David P. Johst $248,620
Sr. Vice President, Human Resources

Nancy Gillett $167,004
Sr. Vice President, Preclinical Services

b) 2005 Performance Criteria Established for Executive Incentive Compensation Plan

Also, on February 3, 2005, the Compensation Committee of the Board of Directors established the 2005 EICP performance criteria for the named executive officers. Under the EICP, a participant’s bonus is determined by multiplying the participant’s annual base salary by his or her annual eligible bonus percentage. For Messrs. Foster, Ackerman and Johst, eligible bonus percentage is determined by the Compensation Committee based on Company-level earnings per share (EPS) and operating income performance, as may be adjusted for certain acquisition related or other one time charges. For Mr. Renaud and Ms. Gillett, eligible bonus percentage is based on similar performance criteria of their respective business units. Eligible bonus percentages for the named executive officers range from 55% to 100% of base salary.

At the end of each fiscal year, the Compensation Committee compares the Company’s (and applicable business units’) final performance for the fiscal year against the Company’s (and business units’) targeted performance established at the beginning of such fiscal year, and if applicable, as adjusted during the fiscal year. If the Company (or business unit as applicable) meets the financial goals for the fiscal year as set forth in its financial plan, each participant is eligible to receive 100% of his or her bonus target. EICP award percentage cannot exceed two and one half times a participant’s targeted percentage (i.e., 250%). However if total Company performance exceeds 115% of the targeted performance, 30% of the excess amount is available for the President to make upward adjustments to the bonus payouts of certain Plan participants at his discretion subject to the limitation that corporate performance is capped at a payment level equal to 300%. Notwithstanding the EICP provisions described above, the Compensation Committee, at its sole discretion, may modify or change the EICP at any time.

(c) Approval of 2005 Compensation for Non-Employee Directors

On February 3, 2005, the Corporate Governance and Nominating Committee of the Board of Directors voted to continue the current compensation program for the Company’s non-employee directors. Pursuant to this program, each non-employee director is to receive an annual cash retainer of $50,000 for 2005. The Lead Independent Director is to receive an additional annual fee of $20,000 (inclusive of any and all committee fees). The Chairman of the Audit Committee is to receive an additional annual fee of $15,000. The Chairman of the Compensation Committee is to receive an additional annual fee of $10,000. Each non-employee director will also receive $1,000 for each committee meeting attended in person, and $500 for each telephonic committee meeting attended (subject to the discretion of the committee chair).

Also, on the third business day following the Company’s earnings release for the fourth quarter of 2004 and fiscal year 2004, each non-employee director is to receive an option to purchase 12,000 shares of the Company’s common stock. These options, which will have a five-year term and vest one year from the date of grant, will be made pursuant to the Company’s 2000 Stock Incentive Plan.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles River Laboratories International, Inc.

February 8, 2005	By:	Jody Acford

Name: Jody Acford
Title: Sr. Vice President and General Counsel